UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 20, 2014
(Date of earliest event reported)

TECH DATA CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)
5350 Tech Data Drive
Clearwater, Florida, 33760
(Address of principal executive offices)

727-539-7429
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2014, Tech Data Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) among the Company, Nestor Cano, the Company’s President, Europe, and Tech Data Espana, S.L., the Company’s Spanish subsidiary (“TD Spain”). Mr. Cano has been rendering services to the Company since July 1989 and has been the President, Europe, since June 2007.

Pursuant to the Employment Agreement, Mr. Cano continues as President, Europe but the employment relationship will be with TD Spain instead of the Company. The Employment Agreement is for an indefinite term and is effective as of October 1, 2013. Mr. Cano’s base salary is 620,824 euros per year, subject to review from time to time, and Mr. Cano has an opportunity to earn incentive compensation under the Company’s Incentive Bonus Plan as determined by the Compensation Committee of the Board of Directors of the Company. For fiscal 2014, Mr. Cano’s target annual incentive will be 85% of his base salary, and is weighted as follows: 25% Company worldwide earnings per share, 25% European profitability (contribution margin) in euros, 25% European profitability (contribution margin) as %, and 25% European return on invested capital. Mr. Cano is also eligible to receive equity awards pursuant to the Company’s Long Term Incentive Plan as determined by the Compensation Committee. Mr. Cano remains entitled to the same terms and conditions applicable upon termination of employment as provided in the Company’s Executive Severance Plan. Mr. Cano is subject to non-competition and non-solicitation covenants during the term of his employment and for two years after such employment ends, provided that if Mr. Cano is terminated for cause or voluntarily resigns, then these covenants would not apply and Mr. Cano would not be entitled to severance.

On January 20, 2014, the Company also entered into an assignment letter with Mr. Cano pursuant to which Mr. Cano is assigned to Tech Data Limited, the Company’s United Kingdom subsidiary. The assignment is for an initial term of two years, and provides for relocation assistance, including a housing allowance and moving costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

January 22, 2014	/s/ JEFFERY P. HOWELLS

Jeffery P. Howells
Executive Vice President &
Chief Financial Officer
Tech Data Corporation